Exhibit 2.1

PURCHASE AGREEMENT

This Purchase Agreement is made and entered into on this the 7 day of August, 2013, by and between Sanchez Energy Corporation, a Delaware corporation (“SN”), and Altpoint Sanchez Holdings LLC, a Delaware limited liability company (“Altpoint”).

1.                                      TRANSFER OF THE PROPERTIES.  Subject to the terms and conditions herein set forth, in consideration of the Stock Consideration and the Cash Consideration Altpoint agrees to sell, assign, convey and deliver to SN (or Sanchez Entity as SN’s designee), and SN agrees to acquire (or to cause Sanchez Entity as its designee to acquire) from Altpoint, effective as of 7:00 a.m. at the location of each of the Oil and Gas Properties on the date of the Closing (as defined in Section 5.1.1) all of the interest of Altpoint acquired from Resources and Acquisition pursuant to the Redemption Agreement in and to the Properties as they exist on such date, as such Properties are more specifically described on Exhibit 1.

2.                                      DELIVERY OF CASH CONSIDERATION AND STOCK CONSIDERATION.  In consideration for the transfer of the Properties to SN (or Sanchez Entity as SN’s designee), SN shall deliver to Altpoint the Stock Consideration, free and clear of all Encumbrances (other than any Encumbrances arising under applicable securities Laws), and the Cash Consideration.

3.                                      REPRESENTATIONS AND WARRANTIES OF ALTPOINT.  Altpoint represents and warrants to SN as follows:

3.1                               ORGANIZATION.  Altpoint is a limited liability company validly existing and in good standing under the laws of the State of Delaware.

3.2                               AUTHORITY AND CONFLICTS.  Altpoint has full limited liability company power and authority to carry on its business as presently conducted, to enter into this Agreement and any agreements contemplated hereby to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement by Altpoint and any agreement contemplated hereby does not, and the consummation of the transactions contemplated hereunder and thereunder shall not, (a) violate or be in conflict with, or require the consent of any person or entity under, any provision of Altpoint’s governing documents, (b) conflict with, result in a breach of, constitute a default (or an event that with the lapse of time or notice, or both, would constitute a default) under, or require any consent, authorization or approval under any agreement or instrument to which Altpoint is a party or to which any of the Properties or Altpoint is bound, except as disclosed in Exhibit 3, (c) violate any provision of or require any consent, authorization or approval under any judgment, decree, judicial or administrative order, award, writ, injunction, Law, statute, rule or regulation applicable to Altpoint, or (d) result in the creation of any Encumbrance on any of the Properties other than Permitted Encumbrances and Encumbrances contemplated by either this Agreement or any related agreements and documents.  Between the Redemption Closing and Closing, no liens are or will be created with respect to or will attach to the Properties pursuant to an instrument to which Altpoint is a party or its properties are bound.

3.3                                                                               AUTHORIZATION.  The execution and delivery of this Agreement and the agreements contemplated hereby have been, and the performance of this Agreement and the agreements contemplated hereby and the transactions contemplated hereby and thereby shall be at the time required to be performed hereunder, duly and validly authorized by all requisite limited liability company action on the part of Altpoint.

3.4                               ENFORCEABILITY.  This Agreement has been duly executed and delivered on behalf of Altpoint and, assuming the due authorization, execution and delivery by the other party hereto, constitutes the legal, valid and binding obligation of Altpoint enforceable in accordance with its terms, except as enforceability may be limited by Equitable Limitations. All documents and instruments required hereunder to be executed and delivered by Altpoint shall be duly executed and delivered and, assuming the due authorization, execution and delivery by the other parties thereto, shall constitute legal, valid and binding obligations of Altpoint enforceable in accordance with their terms, except as enforceability may be limited by Equitable Limitations.

3.5                               INVESTMENT.  Altpoint is acquiring the Stock Consideration on its own behalf and account and not for the account of others, for investment purposes, and is not acquiring the Stock Consideration with a view to or for sale in connection with any distribution thereof or any other security related thereto within the meaning of the Securities Act or any state or other securities laws. Altpoint (i) is an “Accredited Investor” within the meaning of Rule 501(a) of Regulation D of the Securities Act, (ii) is familiar with investments in the nature of the Stock Consideration, (iii) understands that this investment involves substantial risks, (iv) has substantial knowledge and experience in financial and business matters such that it is capable of evaluating, and has evaluated, the merits and risks inherent in an investment in the Stock Consideration, and (v) is able to bear the economic risks of such investment.  Without affecting the representations and warranties made by SN herein, Altpoint has had the opportunity to visit with SN and meet with its officers and other representatives to discuss the business, assets, liabilities, financial condition, and operations of SN, has received all materials, documents and other information that Altpoint deems necessary or advisable to evaluate an investment in the Stock Consideration, and has made its own independent examination, investigation, analysis and evaluation of an investment in the Stock Consideration, including its own estimate of the value of the Stock Consideration. Altpoint has undertaken such due diligence (including a review of SN’s assets, properties, liabilities, books, records and contracts) as Altpoint deems adequate. Altpoint became aware of the offering of the Stock Consideration, and the Stock Consideration was offered to Altpoint, solely by direct contact between Altpoint and SN. Altpoint did not become aware of this offering of the Stock Consideration nor, to Altpoint’s knowledge, was the Stock Consideration offered to the undersigned by any other means, including, in each case, by any form of general or public solicitation or general or public advertising. To Altpoint’s knowledge, the Stock Consideration is not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state or other securities laws. Altpoint understands that neither the SEC nor any state agency nor any other governmental authority has passed upon or made any recommendation or endorsement of the Stock Consideration. Altpoint understands that the certificate(s) evidencing the Stock Consideration will bear a restrictive legend in substantially the following form:

“The securities evidenced by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state or other jurisdiction. The securities may not be offered, sold, pledged or otherwise transferred except (1) pursuant to an exemption from registration under the Securities Act or (2) pursuant to an effective registration statement under the Securities Act, in each case in accordance with all applicable securities laws of the states and other jurisdictions, and in the case of a transaction exempt from registration, unless the issuer has received an opinion of counsel reasonably satisfactory to it that such transaction does not require registration under the Securities Act and such other applicable laws.”

3.6                               DISCLAIMER.  ALL REPRESENTATIONS AND WARRANTIES OF ALTPOINT CONTAINED IN THIS AGREEMENT ARE EXCLUSIVE, AND ARE GIVEN IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, ALL OF WHICH ARE EXPRESSLY DISCLAIMED.  SN acknowledges that no other representations or warranties, express or implied, have been made with respect to Altpoint or the Properties being transferred to SN hereunder or any of its officers, directors, employees, agents or affiliates other than as are expressly set forth in this Agreement, and that SN is not relying on any representations or warranties, express or implied, not expressly set forth in this Agreement.  Except as set forth herein, the Properties are being transferred to SN hereunder “as is”, “where is” and “with all faults” without any representations or warranties of any kind, including, without limitation, those relating to merchantability, fitness for purpose, quality, condition, value or otherwise.

3.7                               BROKERS.  Altpoint has no liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which SN (or any of its affiliates) could become liable or obligated.

4.                                      REPRESENTATIONS AND WARRANTIES OF SN.  SN represents and warrants to Altpoint that:

4.1                               ORGANIZATION.  SN is a corporation validly existing and in good standing under the laws of the State of Delaware.

4.2                               AUTHORITY AND CONFLICTS.  SN has full corporate power and authority to carry on its business as presently conducted, to enter into this Agreement and any agreements contemplated hereby to which it is a party, and to perform its obligations hereunder and thereunder.  The execution and delivery of this Agreement by SN and any agreement contemplated hereby does not, and the consummation of the transactions contemplated hereunder and thereunder shall not, (a) violate or be in conflict with, or require the consent of any person or entity under, any provision of SN’s governing documents, (b) conflict with, result in a breach of, constitute a default (or an event that with the lapse of time or notice, or both, would constitute a default) under, or require any consent, authorization or approval under any agreement or instrument to which SN is a party or is bound, or (c) violate any provision of or require any consent, authorization or approval under any judgment, decree, judicial or administrative order, award, writ, injunction, Law, statute, rule or regulation applicable to SN.

4.3                               AUTHORIZATION.  The execution and delivery of this Agreement and the agreements contemplated hereby have been and the performance of this Agreement and the transactions contemplated thereby shall be at the time required to be performed hereunder, duly and validly authorized by all requisite corporate action on the part of SN.

4.4                               ENFORCEABILITY.  This Agreement has been duly executed and delivered on behalf of SN and, assuming the due authorization, execution and delivery by the other party hereto, constitutes a legal, valid and binding obligation of SN enforceable in accordance with its terms, except as enforceability may be limited by Equitable Limitations. All documents and instruments required hereunder to be executed and delivered by SN shall be duly executed and delivered and, assuming the due authorization, execution and delivery by the other parties thereto, shall constitute legal, valid and binding obligations of SN enforceable in accordance with their terms, except as enforceability may be limited by Equitable Limitations.

4.5                               SHARES.  The Stock Consideration has been duly and validly authorized for issuance by SN and when issued in accordance with the terms and conditions contained herein, the Stock Consideration will be duly authorized, validly issued, fully paid and non-assessable, will not be subject to any preemptive or similar rights and will be acquired by Altpoint at the Closing free and clear of all Encumbrances (other than any Encumbrances arising under applicable securities Laws).

4.6                               LISTING.  Subject to official notice of issuance, at the Closing the Stock Consideration will be eligible for listing or quotation on the New York Stock Exchange or other national securities exchange on which the Common Stock is listed or quoted (if other than the New York Stock Exchange). At the Closing SN will comply with all requirements of the New York Stock Exchange or other national securities exchange on which the Common Stock is listed or quoted (if other than the New York Stock Exchange) with respect to the issuance of the Stock Consideration.

4.7                               REPORTS.  SN has filed with the SEC each material form, statement, report, schedule, document, certification, registration statement, prospectus and definitive proxy statement (including all exhibits, amendments and supplements thereto and all information incorporated by reference therein) required to be filed by it prior to the date hereof under each of the Securities Act and the 1934 Act and the respective rules and regulations thereunder (the “SEC Filings”).  The SEC Filings (a) were filed or furnished on a timely basis, (b) complied in all material respects with all applicable requirements of the appropriate Act referenced above and the rules and regulations thereunder, and (c) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made not misleading, except that information as of a later date (but before the date of this Agreement) will be deemed to modify information as of an earlier date.  There is no proceeding pending or, to the knowledge of SN, threatened against SN or any subsidiary of SN at or before the SEC.

4.8                               DISCLAIMER.  ALL REPRESENTATIONS AND WARRANTIES OF SN CONTAINED IN THIS AGREEMENT ARE EXCLUSIVE, AND ARE GIVEN IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, ALL OF WHICH ARE EXPRESSLY DISCLAIMED.  Altpoint acknowledges that no other representations or warranties, express or implied, have been made with respect to SN or the purchase and sale of the Stock Consideration by SN or any of its officers, directors, employees, agents or affiliates other than as are expressly set forth in this Agreement, and that Altpoint is not relying on any representations or warranties, express or implied, not expressly set forth in this Agreement.

4.9                               BROKERS.  SN has no liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Altpoint (or any of its affiliates) could become liable or obligated.

4.10                        RESOURCES.  SN has, and at Closing will have, access to immediately available funds (in dollars) sufficient to pay in cash the Cash Consideration. SN has reserved a number of shares of Common Stock sufficient to deliver the Stock Consideration to Altpoint at Closing.

4.11                        PROPERTIES.  SN acknowledges that (a) subject to the closing of the transactions contemplated by the Redemption Agreement, Altpoint will acquire the Properties “as is”, “where is” and “with all faults” from Resources and Acquisition pursuant to the Redemption Agreement immediately prior to the Closing, and (b) Altpoint does not have, and will not acquire, any knowledge or information regarding the Properties (or the condition thereof) other than any knowledge or information provided directly to Altpoint by Resources or Acquisition.

5.                                      CLOSING.

5.1                               THE CLOSING.

5.1.1                     The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P., 1111 Louisiana Street, 44th Floor, Houston, Texas 77002 on the date of the Redemption Closing (such date, the “Closing Date”) immediately after the Redemption Closing. Time shall be of the essence in this Agreement.

5.1.2                     The obligation of each of the parties hereto to effect the transactions contemplated hereby is subject to the satisfaction or waiver of the following conditions:  (i) (x) the representations and warranties made by the other party in this Agreement shall be true and correct in all material respects on and as of the date hereof and at the Closing (unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), (y) the other party shall have performed in all material respects its covenants and agreements herein (except for the covenants and agreements in Section 1 and Section 2 which shall have been performed in all respects) to be performed prior to the Redemption Closing, and (z) an executive officer of the other party shall have provided a certificate certifying that the conditions applicable to such other party set forth in clauses (x) and (y) above have been satisfied; (ii) all consents, filings and releases required in connection with the transactions contemplated hereby and the Redemption Agreement (as identified on Exhibit 3 with an asterisk (*) beside the related agreement) shall have been obtained or made; and (iii) the Redemption Closing shall have occurred immediately prior to the Closing.

5.2                               DELIVERIES BY ALTPOINT AT CLOSING.  At the Closing, Altpoint shall deliver to SN the following instruments, properly executed and acknowledged:

5.2.1                     Counterparts of the State Assignments.

5.2.2                     An executed affidavit of non-foreign status under Section 1445 of the Internal Revenue Code.

5.2.3                     Such other instruments as are necessary to effectuate the conveyance of the Properties to SN (or Sanchez Entity as SN’s designee).

5.3                               POSSESSION.  At the Closing, Altpoint shall direct Resources to deliver to SN at SN’s offices all of the Data and shall deliver to SN (or Sanchez Entity as SN’s designee) possession of the other Properties.

5.4                               DELIVERIES BY ALTPOINT AT CLOSING.  At the Closing, against delivery of the documents and materials described in Section 5.2, SN shall deliver to Altpoint:

5.4.1                     Via wire transfer to an account specified by Altpoint, in immediately available funds, the Cash Consideration.

5.4.2                     A certificate evidencing the Stock Consideration, legended as prescribed by Section 3.5 or, at SN’s election, the number of non-certificated shares of Common Stock equal to the Stock Consideration in book entry form for the account of Altpoint, with the restrictions prescribed by Section 3.5.

5.5                               STOCK CONSIDERATION LEGEND.  The restrictive legend prescribed by Section 3.5 on the certificates evidencing the Stock Consideration shall be removed, at SN’s expense, if and when the Stock Consideration represented by such certificate is disposed of pursuant to an effective registration statement under the Securities Act or, in the opinion of counsel to SN, the same are no longer required under the applicable requirements of securities Laws.

6.                                      ASSUMPTION BY SN.  At the Closing, except as provided in Section 7, SN shall assume all of the costs, obligations and liabilities of Altpoint or its immediate predecessor relating to the Properties from and after the Effective Date with such assumption commencing as of the Effective Date.

7.                                      PRODUCTION, PROCEEDS, EXPENSES AND TAXES.

7.1                               DIVISION OF SUBSTANCES.  After the Closing, all Substances produced from the Oil and Gas Properties on or after the Effective Date shall be owned by SN (or Sanchez Entity as SN’s designee).  All Substances produced and sold from the Oil and Gas Properties prior to the Effective Date shall be owned by Altpoint’s immediate predecessor under the Redemption Agreement.

7.2                               DIVISION OF EXPENSES.  All costs, expenses incurred and other expenditures incurred in connection with the Properties and attributable to the period ending prior to the Effective Date shall be borne by Altpoint’s immediate predecessor under the Redemption Agreement.  All costs, expenses incurred and other expenditures incurred in connection with the Properties and attributable to the period beginning on the Effective Date shall be borne by SN.

7.3                               DIVISION OF PROCEEDS.  All net proceeds earned in connection with the Properties attributable to the period ending prior to the Effective Date shall be deemed to be owned by Altpoint’s immediate predecessor under the Redemption Agreement. All proceeds earned in connection with the Properties attributable to the period beginning on the Effective Date shall be deemed to be owned by SN.

7.4                               PROPERTY TAX PRORATIONS.  Real and personal property taxes for the Properties for the year in which Closing occurs shall be prorated between SN and Altpoint’s immediate predecessor under the Redemption Agreement as of the Effective Date. If the actual taxes are not known as of the Closing Date, Altpoint’s immediate predecessor’s share of such taxes shall be determined by using (i) the rates for the year prior to the year in which the Closing occurs, with appropriate adjustments for any known and verifiable changes thereto, and (ii) the assessed values for the year in which Closing occurs.

7.5                               ADJUSTMENTS.  At the Closing, SN or Altpoint, as appropriate, shall make or shall cause to be made a cash payment to the other (or to the applicable party under the Redemption Agreement as directed by the intended recipient hereunder of such cash payment) to give effect to the provisions of this Section 7 to the extent then determinable and, promptly after such amount is finally determinable, SN or Altpoint shall make or shall cause to be made such payments as may be necessary to make final settlement. If, after the Closing, Altpoint receives any proceeds that pursuant to this Section 7 belong to SN, then Altpoint shall deliver such proceeds to SN within five Business Days after receipt of such proceeds.  If, after the Closing, SN receives any proceeds that pursuant to this Section 7 belong to Altpoint, then such proceeds shall be returned to Altpoint within five Business Days after receipt of such proceeds.  If, after the Closing, either party hereto receives invoices for costs or expenses that pursuant to the terms of this Section 7 are the responsibility of the other party, the party receiving such invoices shall immediately deliver them to the other party.

7.6                               TRANSFER TAXES.  All transfer, sales, use, real estate transfer, documentary, stamp, retailer occupation or other similar Taxes (collectively, the “Transfer Taxes”) that arise by reason of the consummation of the transactions described in this Agreement shall be paid in full by SN when due.

8.                                      NEGATIVE COVENANTS.

8.1                               INTERIM OPERATIONS.  Except as SN may otherwise consent in writing, between the date of this Agreement and the date of the Closing and except as contemplated by this Agreement, to the extent within its control, Altpoint shall not (nor shall it, to the extent within its control under the Redemption Agreement, permit Resources or Acquisition, through the granting of a consent or waiver thereunder, except as expressly required therein, to):

(a)                                 sell, transfer, assign, convey or otherwise dispose of any Properties other than (i) oil, gas and other hydrocarbons produced, saved and sold in the ordinary course of business, (ii) personal property and equipment which is replaced with property and equipment of comparable or better value and utility in the ordinary and routine maintenance and operation of the Properties and (iii) sales, transfers, assignments, conveyances or other dispositions by and between Resources and Acquisition;

(b)                                 create or permit the creation of any Encumbrance on the Properties, other than Permitted Encumbrances;

(c)                                  grant any preferential right to purchase or similar right or agree to require the consent of any party to the transfer and assignment of the Properties to SN;

(d)                                 designate any Person, other than Sanchez Oil & Gas Corporation, as an operator of the Properties;

(e)                                  incur or agree to incur any contractual obligation or liability, whether absolute, contingent, matured or unmatured, which would constitute an assumed liability by SN as provided in Section 6 above; provided, that Altpoint may incur such obligations or liabilities in the ordinary course of business or in the ordinary and routine maintenance and operation of the Properties with the consent of SN, which consent shall not be unreasonably withheld or delayed; provided, that any such obligation or liability incurred with SN’s consent would not, either individually or in the aggregate, have a material adverse effect on any of the Properties;

(f)                                   enter into any transaction the effect of which, considered as a whole, would be to cause Altpoint’s ownership interest in any of the Properties to be altered from its ownership interest as of the date hereof; or

(g)                                  agree or commit to do any of the foregoing or to grant a waiver of any covenant for the benefit of Altpoint under Section 8.1 of the Redemption Agreement.

9.                                      FURTHER ASSURANCES.

9.1                               After the Closing, SN and Altpoint shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any exhibit, annex, document, certificate or other instrument delivered pursuant hereto.  SN and Altpoint, as applicable, shall cooperate and use their commercially reasonable efforts to obtain all approvals and consents required by or necessary for the transactions contemplated by this Agreement that are customarily obtained after Closing.

9.2                               Until the Closing or the termination of this Agreement, Altpoint shall not, and to the extent within its control, shall cause its affiliates (including Resources) to not, take any action (or cause or induce any Person to take any action) (i) to amend, terminate, waive any provision of or otherwise modify the Redemption Agreement or any agreement related thereto or contemplated thereby or (ii) that would impede any of the transactions contemplated thereby, without the prior written consent of SN.

10.                               WAIVER AND RELEASE.

10.1                        Except (i) as provided in Section 10.2 or (ii) as may be otherwise provided in this Agreement, effective as of the Closing, each of SN and Altpoint (as applicable, the “Releasing Party”) does hereby, for itself and its affiliates, predecessors, successors and assigns and, to the extent the Releasing Party legally may, all Persons that at any time prior or subsequent to the Closing have been partners, directors, officers, members, agents or employees of the Releasing

Party (in each case, in their respective capacities as such), remise, release and forever discharge (x) with respect to SN as the Releasing Party, Altpoint or (y) with respect to Altpoint as the Releasing Party, SN, as applicable (the “Released Party”), and, in each case, the Released Party’s respective affiliates, successors and assigns, and all Persons that at any time prior to the Closing have been equityholders, directors, officers, members, agents or employees of the Released Party (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all damage, loss, cost, expense, obligation, claim or liability, including counsel fees and expenses of investigating, defending and prosecuting litigation (collectively, “Damages”), whatsoever, whether at law or in equity, whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from or relating to any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Closing, whether or not known as of the Closing, in each case, relating to the Properties or other properties or assets of Resources or Acquisition, including (with respect to the release by Altpoint) any transaction or potential transaction by and between or among SN, on the one hand, and Resources and/or Acquisition, on the other hand, or with any of their respective affiliates, relating to the disposition and/or development of the Properties or other properties or assets owned by Resources or Acquisition.

10.2                        Nothing contained in Section 10.1 shall impair any right of any Person before or after Closing to enforce this Agreement or the Redemption Agreement or to bring a claim hereunder or thereunder, including the applicable exhibits, annexes and schedules hereto and thereto.

10.3                        Neither Altpoint nor SN shall make any claim or demand, or commence any action asserting any claim or demand, including any claim for indemnification, against SN or Altpoint, as applicable, or any other Person released pursuant to Section 10.1, with respect to any Damages released pursuant to Section 10.1.

10.4                        At any time, at the request of any other party, each party shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable to execute and deliver releases in forms reasonably satisfactory to the other party reflecting the provisions of this Section 10.

10.5                        Altpoint is aware that SN may be in possession of material, non-public information that may affect the value of the Common Stock and acknowledge that it may not be privy to any such information, if there is any.  Altpoint hereby irrevocably and unconditionally waives and releases SN and its affiliates and their respective officers, directors, members, managers, equityholders, agents, attorneys and employees from all claims that Altpoint might have (whether for damages, rescission or any other relief) based on SN’s possession or non-disclosure of material, non-public information.  Altpoint represents and warrants that it has not and will not solicit or encourage, directly or indirectly, any other person to assert such a claim, and Altpoint confirms that it understands the significance of the foregoing waiver.

11.                               NOTICE.  All notices required or permitted under this Agreement shall be in writing and, (a) if by air courier, shall be deemed to have been given one Business Day after the date deposited with a recognized carrier of overnight mail, with all freight or other charges prepaid, (b) if by facsimile, provided a confirmation is received, shall be deemed to have been given when such facsimile is sent, (c) if mailed, shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid, addressed as follows:

SN:	Sanchez Energy Corporation
1111 Bagby, Suite 1800
Houston, Texas 77002
Attention: Antonio R. Sanchez, III
Facsimile: (713) 756-2784

with a copy to:	David P. Elder
Akin, Gump, Strauss, Hauer & Feld, L.L.P.
1111 Louisiana Street, 44th Floor
Houston, Texas 77002
Facsimile: (713) 236-0822

Altpoint:	Altpoint Sanchez Holdings LLC
712 Fifth Avenue
New York, New York 77002
Facsimile: (646) 805-3976

or to such other address as either party hereto may from time to time designate by notice in writing to the other party.

12.                               ASSIGNMENT.  This Agreement and any of the rights, interests or obligations hereunder may not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, provided that the rights, interests or obligations under this Agreement may be assigned to Sanchez Entity (except for the obligation to deliver the Stock Consideration, and except no such assignment shall relieve SN of any liabilities or obligations hereunder). Subject to the preceding sentence, this Agreement will be binding upon and inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

13.                               GOVERNING LAW.  This Agreement shall be governed and construed in accordance with the laws of the State of Texas without giving effect to any principles of conflicts of laws.  The validity of the various conveyances affecting the title to real property shall be governed by and construed in accordance with the laws of the jurisdiction in which such property is situated.  The representations and warranties contained in such conveyances and the remedies available because of a breach of such representations and warranties shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to the principles of conflict of laws.

14.                               EXPENSES AND FEES.  (i) Each of the parties hereto shall pay the fees and expenses of their respective counsel, accountants and other experts incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby, (ii) SN shall be responsible for any out-of-pocket costs or expenses incurred by SN or by Altpoint with SN’s consent in connection with obtaining any consents or approvals identified on Exhibit 3 and required to be obtained under clause (ii) of Section 5.1.2 and (iii) all other costs shall be borne by the party incurring such costs.

15.                               INTEGRATION.  This Agreement, the exhibits and annexes hereto and the other agreements to be entered into by the parties under the provisions of this Agreement set forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersede all prior agreements, prior arrangements and prior understandings relating to the subject matter hereof.

16.                               WAIVER OR MODIFICATION.  This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by a duly authorized officer of Altpoint and SN, or, in the case of a waiver or consent, by or on behalf of the party or parties waiving compliance or giving such consent.  No waiver by any party of any condition, or of any breach of any covenant, agreement, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or of any breach of any other covenant, agreement, representation or warranty.

17.                               HEADINGS.  The section headings contained in this Agreement are for convenient reference only and shall not in any way affect the meaning or interpretation of this Agreement.

18.                               INVALID PROVISIONS.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

19.                               MULTIPLE COUNTERPARTS.  This Agreement may be executed in a number of identical counterparts, each of which for all purposes is to be deemed as original, and all of which constitute, collectively, one agreement; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

20.                               TERMINATION.  This Agreement may be terminated by mutual written consent of the parties hereto or by either party hereto if the Closing does not occur by September 30, 2013.

21.                               SPECIFIC PERFORMANCE.

21.1                        SN acknowledges and agrees that Altpoint (a) would suffer irreparable damage in the event that SN fails to perform or comply with its obligations set forth in Section 2 and Section 5.4 and (b) shall be entitled to injunction and specific performance of the terms and conditions of Section 2 and Section 5.4, in each case, in accordance with the terms and conditions thereof, in addition to any other remedy at law or equity.  SN hereby waives the need to post any bond that may be required in connection with the granting of such an injunction or other equitable relief.

21.2                        Altpoint acknowledges and agrees that SN (a) would suffer irreparable damage in the event that Altpoint fails to perform or comply with its obligations set forth in Section 1, Section 5.2 and Section 5.3 and (b) shall be entitled to injunction and specific performance of the terms and conditions of Section 1, Section 5.2 and Section 5.3, in each case, in accordance with the terms and conditions thereof, in addition to any other remedy at law or equity.  Altpoint hereby waives the need to post any bond that may be required in connection with the granting of such an injunction or other equitable relief.

22.                               SURVIVAL.  All representations, warranties, covenants and obligations in this Agreement, the exhibits, annexes and schedules hereto, the certificates delivered pursuant to this Agreement and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby.

23.                               DAMAGES.  EACH PARTY IRREVOCABLY WAIVES AND AGREES NOT TO SEEK INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OF ANY KIND IN CONNECTION WITH ANY DISPUTE ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE BREACH HEREOF, EXCEPT FOR INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES AWARDED TO ANY THIRD PARTY FOR WHICH A PARTY HEREUNDER IS REQUIRED TO MAKE PAYMENT AND WOULD OTHERWISE HAVE A CLAIM HEREUNDER BUT FOR THE PRECEDING WAIVER AND AGREEMENT.

24.                               CERTAIN DEFINITIONS.  As used in this Agreement, the following terms shall have the following meanings:

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

“Acquisition” shall mean SR Acquisition I LLC, a Delaware limited liability company.

“Agreement” shall mean this Purchase Agreement, as the same may from time to time be amended or supplemented.

“Business Day” shall mean a day other than the days that banking institutions are required or permitted to be closed under the laws of the State of Texas.

“Cash Consideration” shall mean $53,000,000.

“Closing” shall have the meaning set out in Section 5.1.1 above.

“Closing Date” shall have the meaning set out in Section 5.1.1 above.

“Common Stock” shall mean SN’s common stock, par value $0.01 per share.

“Contracts” shall mean all contracts that constitute part of the Properties or by which the Properties are bound or subject, as set forth on Exhibit 2.

“Damages” shall have the meaning set out in Section 10.1 above.

“Data” shall mean all: (i) abstracts, title opinions, title reports, title policies, lease and land files, surveys, analyses, compilations, correspondence, filings with regulatory agencies, other documents and instruments that relate to the Properties; (ii) geological, engineering, exploration, production, and other technical data, magnetic field recordings, digital processing tapes, field prints, summaries, reports and maps, whether written or in an electronically reproducible form, that are in the possession or control of Resources or Acquisition, or any affiliate thereof (excluding SN), and relate to the Oil and Gas Properties; and (iii) all other books, records, files and magnetic tapes containing financial, title or other information that are in the possession or control of Resources or Acquisition, or any affiliate thereof (excluding SN), and in any manner relate to the Properties; provided that “Data” shall not include any of the foregoing to the extent such Data is subject to a licensing agreement that does not permit access to SN.

“Effective Date” shall mean July 1, 2013.

“Encumbrances” shall refer to each and all of the following items: mortgages, claims, charges, security interests, liens, obligations, encumbrances, imperfections of title or other matters affecting title, and any rights of third parties whatsoever.

“Equipment” shall mean all equipment, fixtures, physical facilities or interests therein of every type and description to the extent that the same are used or held for use in connection with the ownership, development or operation of the Properties, whether located on or off the Properties.

“Equitable Limitations” shall mean applicable bankruptcy, reorganization or moratorium statutes, equitable principles or other similar laws affecting the rights of creditors generally.

“immediate predecessor” shall mean, with respect to Altpoint, either Resources or Acquisition, as applicable.

“Laws” shall refer to each and all of the following: domestic (federal, state or local) or foreign laws, statutes, ordinances, rules, regulations, decrees or orders.

“Oil and Gas Properties” shall mean all properties described in Exhibit 1 whether such properties are in the nature of fee interests, leasehold interests, working interests, farmout rights, royalty, overriding royalty or other non-working or carried interests, operating rights or other mineral rights of every nature and any rights that arise by operation of law or otherwise in all properties and lands pooled, unitized, communitized or consolidated with such properties.

“Payment Rights” shall mean all (i) accounts, instruments and general intangibles (as such terms are defined in the Uniform Commercial Code of Texas) attributable to the Properties with respect to any period of time on or after the Effective Date and (ii) liens and security interests in favor of Altpoint or its immediate predecessor whether choate or inchoate, under any law, rule or regulation or under the Contracts (a) arising from the ownership, operation, sale or other disposition on or after the Effective Date of any of the Properties and (b) arising in favor of Altpoint or its immediate predecessor as the operator of certain of the Oil and Gas Properties.

“Permitted Encumbrances” shall mean (i) liens for taxes not yet delinquent, (ii) lessors’ royalties, overriding royalties, division orders, reversionary interests, and similar burdens that do not operate to reduce the net revenue interests of Altpoint or its immediate predecessor in any of the Oil and Gas Properties to less than the amount set forth therefor in Exhibit 1, (iii) the consents and rights described in Exhibit 3, (iv) the Contracts, (v) except to the extent any amounts related thereto are due and payable, any mechanic and materialmen, operator, non-operator, contractor and subcontractor or similar liens created by the Contracts or operation of law, and (vi) the liens created by the documents contemplated hereby, if any.

“Person” shall include an individual, a partnership, a limited liability company, a corporation, a trust, an unincorporated organization, a government or any department or agency thereof and any other entity.

“Properties” shall mean the Oil and Gas Properties, Wells, Substances, Equipment, Data, Contracts and Payment Rights.  “Properties” shall include any additional interests acquired by Altpoint in a particular operation as a result of one or more working interest owners electing to go non-consent under the applicable operating agreements.

“Redemption Agreement” shall mean the Redemption Agreement made as of the date hereof between Resources and Altpoint.

“Redemption Closing” shall have the meaning given to it in the Redemption Agreement.

“Released Party” shall have the meaning set out in Section 10.1 above.

“Releasing Party” shall have the meaning set out in Section 10.1 above.

“Resources” shall mean Sanchez Resources, LLC, a Delaware limited liability company.

“Sanchez Entity” shall mean any wholly owned subsidiary of SN designated by SN as the Sanchez Entity hereunder before Closing.

“SEC” shall mean the Securities and Exchange Commission.

“SEC Filings” shall have the meaning set out in Section 4.7 above.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“State Assignments” shall mean the Assignments of Leases and Bills of Sale for recordation in the appropriate real property records of the appropriate parishes and/or counties in Louisiana and Mississippi where such assignments need to be recorded, in the forms of Annex I.

“Stock Consideration” shall mean 342,760 shares of Common Stock; provided, that upon the occurrence of any subdivision, combination, stock split or stock dividend of the Common Stock after the date of this Agreement, the specific number of shares of Common Stock referenced in this definition shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of Common Stock by such subdivision, combination, stock split or stock dividend.

“Substances” shall mean all severed crude oil, natural gas, casinghead gas, drip gasoline, natural gasoline, petroleum, natural gas liquids, condensate, products, liquids and other hydrocarbons and other minerals or materials of every kind and description produced from the Oil and Gas Properties on or after the Effective Date.

“Transfer Taxes” shall have the meaning set out in Section 7.6 above.

“Wells” shall mean all oil, condensate or natural gas wells, water source wells, and water and other types of injection wells either located on the Oil and Gas Properties or held for use in connection with the Oil and Gas Properties, whether producing, operating, shut-in or temporarily abandoned.

[Signature page follows.]

This Agreement has been executed as of the date first set forth above.

ALTPOINT SANCHEZ HOLDINGS LLC

By:	/s/ Guerman Aliev
Name:	Guerman Aliev
Title:	Director

SANCHEZ ENERGY CORPORATION

By:	/s/ Antonio R. Sanchez, III
Name:	Antonio R. Sanchez, III
Title:	President and Chief Executive Officer

[Signature Page to Purchase Agreement]

EXHIBIT 1

PROPERTIES

EXHIBIT 2

CONTRACTS

EXHIBIT 3

CONSENTS

ANNEX I

FORMS OF STATE ASSIGNMENTS